                                                                    EXHIBIT 99.2


[BRIGHAM EXPLORATION COMPANY LOGO]                                  NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE


BRIGHAM EXPLORATION ANNOUNCES SALE OF COMMON STOCK AND AN INCREASE IN ITS 2004 CAPITAL BUDGET

================================================================================

Austin, TX - July 23, 2004 -- Brigham Exploration Company (NASDAQ:BEXP) announced today that it has agreed to issue and sell 2.3 million shares of its common stock to the public at a price of $8.90 per share. In connection with the common stock sale, Brigham announced that it has increased its 2004 capital expenditure budget from $79.4 million to $89.9 million.

SALE OF COMMON STOCK

Brigham announced today that it has agreed to issue and sell 2.3 million shares of its common stock to the public at a price of $8.90 per share. The shares are being sold under Brigham's existing shelf registration statement, which was declared effective by the Securities and Exchange Commission in June 2004. Net proceeds from the offering, after underwriting discounts and other expenses, will be approximately $20 million. Brigham intends to use the net proceeds from the offering to fund the increase in its 2004 capital expenditure budget and incremental capital expenditures in 2005, allowing the company to take advantage of opportunities to retain larger working interests in wells and in 3-D seismic programs, and for general corporate purposes. Pending such use, Brigham intends to repay outstanding indebtedness under its senior credit facility.

Raymond James acted as sole underwriter for the offering. Brigham has granted the underwriter a 30-day option to purchase up to 345,000 additional shares to cover over-allotments, if any. When available, copies of the prospectus supplement and accompanying prospectus may be obtained from the offices of Raymond James 800 Carillon Parkway, St. Petersburg, Florida, 33716, phone number: 727-567-2400.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Brigham, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

REVISED 2004 CAPITAL EXPENDITURE BUDGET

Brigham announced that it has increased its 2004 capital expenditure budget approximately 13% to $89.9 million, up from the previously announced 2004 capital expenditure budget of $79.4 million. As part of its revised budget, Brigham now plans to drill 65 wells in 2004 with an average working interest of 40%. Brigham's revised and initial budgets for 2004 are as follows:

                                               REVISED       INITIAL
                                                BUDGET        BUDGET    % CHANGE
                                                ------        ------    --------
                                                           (IN MILLIONS)

DRILLING ...............................         $68.5         $61.4        12%
NET LAND AND G&G .......................          15.1          12.0        26%
CAPITALIZED INTEREST AND G&A ...........           5.8           5.5         5%
OTHER NON-OIL & GAS ....................           0.5           0.5        --
                                                 -----         -----       ----
    TOTAL ..............................         $89.9         $79.4        13%
                                                 =====         =====       ====

THE AMOUNT AND ALLOCATION OF ACTUAL CAPITAL EXPENDITURES WILL DEPEND UPON A NUMBER OF FACTORS, INCLUDING THE IMPACT OF OIL AND NATURAL GAS PRICES, VARIANCES IN DRILLING AND SERVICE COSTS, THE TIMING OF OUR DRILLING WELLS AND VARIANCES IN FORECASTED PRODUCTION.
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         Bud Brigham, the Company's Chairman, CEO and President, stated, "We're excited about the opportunities we've had to retain higher working interests in a number of potentially impactful drilling projects, particularly in our Vicksburg, Frio and Hunton focus plays, and we anticipate more of these opportunities during the second half of 2004 and in 2005. We believe that these incremental drilling projects, and their associated return on capital invested, will make this equity transaction accretive for all of us as shareholders. In addition, given our strong drilling results over the past four years in our very important Frio focus play, we could not pass up the opportunity to retain additional working interests in two Brigham operated proprietary 3-D acquisition programs, giving us the flexibility to retain larger working interests in the resulting 2005, 2006 and 2007 drilling projects."

ABOUT BRIGHAM EXPLORATION

         Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD LOOKING STATEMENT DISCLOSURE

         Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact: John Turner, Manager of Finance & Investor Relations
         (512) 427-3300